Exhibit 10.1

May 17, 2022

Marrone Bio Innovations, Inc.

7780-420 Brier Creek Parkway

Raleigh, NC 27617

Reference:	Reserve Shortfall Letter to Invoice Purchase Agreement between LSQ Funding
Group, L.C. (“LSQ”) and Marrone Bio Innovations, Inc. (“Seller”) Dated March 20, 2017 (the “Agreement”)

Dear Mr. Johnson:

At your request in your capacity as an executive officer of Marrone Bio Innovations, Inc., LSQ has agreed to consider making advances to Marrone Bio Innovations, Inc. in anticipation of LSQ purchasing Accounts (as this and other capitalized terms used herein are defined in the Agreement or within the Uniform Commercial Code) from Marrone Bio Innovations, Inc. thereunder, the effect of which would be to create a Reserve Shortfall (an “Initial Anticipated Purchase Price Payment”). LSQ further agrees to consider making additional advances to Marrone Bio Innovations, Inc. at your request during such time as a Reserve Shortfall exists (a “Subsequent Anticipated Purchase Price Payment”) (the Initial Anticipated Purchase Price Payment and the Subsequent Anticipated Purchase Price Payment are referred to as “Anticipated Purchase Price Payments”), notwithstanding any provision to the contrary in the Agreement. LSQ agrees that the consummation of the transactions contemplated by this letter agreement shall not be deemed to constitute a default or Event of Default under the Agreement.

In consideration of LSQ making Anticipated Purchase Price Payments to Marrone Bio Innovations, Inc., Marrone Bio Innovations, Inc. shall pay LSQ, in addition to all other fees payable under the Agreement, an Anticipated Purchase Price Payment Fee of 13% per annum on the balance of the Reserve Shortfall. The applicable portion of the Anticipated Purchase Price Payment Fee will be earned daily, to be paid monthly on the last day of the month in which it accrues until the Reserve Shortfall is repaid in full. The Reserve Shortfall may not exceed $1,000,000.00 at any time for any reason. However, no failure or delay in exercising any right shall impair any right that LSQ has, nor shall any waiver by LSQ (other than to the extent expressly set forth herein or contemplated hereunder) be deemed a waiver of any default or breach.

All principal and interest due and owing, if not paid sooner, shall be due and payable in full on the termination date of the Agreement.

Notwithstanding LSQ’s right to apply all funds owing by LSQ to Marrone Bio Innovations, Inc. under the Agreement to reduce the Reserve Shortfall, on all purchases of Accounts LSQ will, until LSQ in its sole discretion elects to discontinue this practice, pay Marrone Bio Innovations, Inc. (and not apply to the Reserve Shortfall) the Purchase Price less the Required Reserve Amount.

Please indicate your consent to the above by signing below.

Sincerely yours,		ACCEPTED AND AGREED TO: LSQ

Funding Group L.C.		Marrone Bio Innovations, Inc.

By:	/s/ Rodney E. Campos	By:	/s/ Linda Moore
	Rodney E. Campos	Name:	Linda Moore
	Director of Portfolio Management	Title:	Chief Legal Officer

		Date:	5/17/2022

LSQ Funding | www.lsq.com | (800) 474-7606

315 E. Robinson Street, Suite 200, Orlando, FL 32801